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                                                                   EXHIBIT 10.01

February 13, 2002

Charles Nicholls


Dear Charles:

On behalf of HNC Software, Inc., and its subsidiaries ("HNC"), we are pleased to extend the following offer to you:

     -    Position Title:     Executive Vice President, Software Products

     -    Reports To:         John Mutch

     -    Location:           San Diego

     -    Salary:             $20,833.33 per month

     -    Stock Options:      100,000

     -    Position Status:    Exempt

     -    Start Date:         Wednesday, February 13, 2002

We understand that while you have submitted your resignation to Business Objects, you will be assisting them with finding a replacement for your former position. Continued employment with Business Objects is acceptable until March 17, 2002. By March 18, 2002, you must cease employment with, and cease providing services to, Business Objects. During the transition period between February 13, 2002 and March 17, 2002, your job duties with HNC will involve recruiting and interviewing candidates and providing general management functions for HNC's San Jose location. You agree that your continued employment for Business Objects between February 13, 2002 and March 17, 2002 will not affect your ability to perform these duties for HNC. On March 18, 2002, assuming you have ceased performing all services for Business Objects, you will assume your regular duties as Executive Vice President, Software Products.

You will also be eligible to participate in the 2002 HNC Software Inc. Incentive Compensation plan. Your annual bonus target is 40% of your base salary which will be calculated on actual wages earned in 2002. In the past, the plan has paid between 0% and 100%. In your first year of employment, HNC will guarantee that you will be paid a bonus of at least 50% of your annual 40% target bonus. The bonus is determined 100% on company attainment of financial objectives.

In addition, you will be eligible to participate in the employee benefits program established by HNC for its employees, generally effective the first day of the month following your date of hire. A Benefits Summary is enclosed for your reference.

You are also eligible to receive a Relocation benefit up to an amount of $30,000 if receipts are provided. The receipts must be related to your relocation in order to receive reimbursement. Information regarding this benefit is provided in the attachment. HNC will also reimburse you for realty fees you incur in selling your existing Bay Area residence. In order to receive this assistance, please sign Attachment A and return it with your signed offer letter.
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Charles Nicholls
February 13, 2002
Page 2

Upon commencement of your employment with HNC you be granted an option with a seven (7) year term to purchase the number of shares of HNC Common Stock indicated above, with an exercise price equal to the closing price of HNC stock (as quoted on NASDAQ) on your date of hire. Twenty thousand of these options shares will vest immediately upon your date of hire. The remaining 80,000 option shares will vest over a four (4) year period (commencing on your date of hire) at the rate of 25% on the first anniversary of the grant date, then 2.0834% on each succeeding month, being fully vested on the fourth anniversary of the grant date. The terms of these options are subject to your continued employment.

In addition to the compensation package described above, if you are "Involuntarily Terminated" (as defined below) for reasons other than "Cause" (as defined below) within the first year of your employment you will be eligible to receive six months of severance and six months equity vesting upon your signing of a separation and general release agreement. In the event of a "Change in Control" (as defined below), and if, on or within one (1) year subsequent to the closing date of the transaction(s) giving rise to such Change in Control you are either (i) terminated without Cause, or (ii) involuntarily terminated (as defined below) and opt not to continue your employment, then, at your option, either (A) the total number of shares, subject to your initial one hundred thousand (100,000) share option grant, that are then unvested, if any, shall vest and become immediately exercisable upon the date that your employment with HNC Software (or its successor) is terminated, or (B) you will be eligible to receive payment in the amount equal to six (6) months of your base salary.

     For purposes thereof, the following definitions shall apply:

          "Involuntary Termination" shall mean (i) without your expressed written consent, a significant reduction of your duties, position (including reporting level) or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or the removal of you from such position, duties and responsibilities, unless you are provided with comparable duties, position and responsibilities; (ii) without expressed written consent, a substantial reduction, without good business reasons, of your base salary, your overall level of employee benefits, or facilities and perquisites available to you immediately prior to such reduction; (iii) any purported termination of you by the Company which is not in effect for Cause.)

          "Change in Control" shall mean (i) a merger of HNC Software with or into another corporation, or (ii) a transaction or series of transactions involving or the sale of all the voting stock or all or substantially all of the assets of HNC Software where, in any such event, the shareholders of HNC Software immediately preceding such transaction(s) do not hold at least a majority of the voting stock of the entity surviving the merger (in the case of clause (i) or purchasing the assets or stock (in the case of clause (ii).

          "Cause" shall mean if the Company terminates you after you: (i) shall have been convicted of any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement; (ii) shall have committed intentional acts of gross misconduct that materially impairs the goodwill or business of the Company or cause material damage to its property, goodwill, or business; or (iii) shall have refused to, or willfully failed to, perform his material duties, provided, however, that no termination under this subparagraph shall be effective unless you do not cure such refusal or failure to the Company's satisfaction as soon as practicable after the Company gives you written notice identifying such refusal or failure (and, in any event, within thirty (30) calendar days after receipt of such written

Charles Nicholls
February 13, 2002
Page 3


        notice). No act or failure to act on the part of you shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that this action or omission was in the best interests of the Company.

You will be eligible to participate in the HNC Patent Incentive Pay program. This program, designed to encourage and help HNC employees pursue patent protection for inventions, pays each inventor, at present, up to $3,000 per patent. This program does not alter the terms of the Invention Assignment and Confidentiality Agreement summarized below. HNC reserves the rights to change the terms of this program at any time.

On or before your commencement date, you will be required to read, sign, and return the enclosed standard Employee Invention Assignment and Confidentiality Agreement agreeing to hold in confidence any proprietary information received as an employee of HNC and to assign to HNC any inventions that you may make while employed by HNC.

We wish to impress upon you that you are not to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers. In addition, there are other forms that are enclosed that will need to be read, signed and returned (see below).

The law requires HNC to review proof of your identity and your authorization to work in the United States before hiring you. Please bring appropriate documentation with you on your first day of employment.

Your employment with HNC, should you accept this offer, will not be for any specific term and may be terminated at any time, with or without cause, for any reason and with or without notice, by you or by HNC. Any contrary representations or agreements which may have been made to you are superseded by this offer. The at-will term of your employment with HNC can only be changed by a writing signed both by you and by the CEO of HNC Software, Inc., expressly stating both parties' intention to modify the at-will term of your employment. By signing this offer below, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with HNC and will not create any implied contract requiring cause for termination of employment.

As an employee of HNC, you will be required to comply with all HNC policies and procedures. In particular, you will be required to familiarize yourself with and to comply with HNC's policy prohibiting unlawful harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

Charles, we sincerely appreciate your interest in HNC and hope that you will accept our offer. To officially accept, please sign and return the following documents to Marlene Maher, Sr. VP Human Resources:

        o       Offer letter
        o       Employee Invention Assignment & Confidentiality Agreement
        o Policy Governing Insider Trading and Tipping - Receipt and Acknowledgement form only - page 8
        o       Agreement to Arbitrate Claims

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Charles Nicholls
February 13, 2002
Page 4

     o    Code of Ethical Conduct

     o    Compliance with US Export Regulations

This offer is contingent upon receiving satisfactory references and background check.

Sincerely,

/s/ MARLENE MAHER

Marlene Maher
Sr. Vice President, Human Resources
HNC Software

Enclosures

I have read and accept this offer of employment and expect to commence working with HNC Software, Inc., on the following date: Wednesday, February 13, 2002.

Dated: 2/13/02            /s/ CHARLES NICHOLLS
      ----------          -----------------------------------
                             [Employee's signature]



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Charles Nicholls
February 13, 2002
Page 5

                                  ATTACHMENT A

                             RELOCATION ASSISTANCE


HNC Software, Inc. agrees to reimburse you for relocation expenses you incur up to an amount of $30,000 if receipts are provided. The receipts must be related to your relocation in order to receive reimbursement. Also, HNC agrees to reimburse you for realty fees you incur in selling your existing Bay Area residence. In order to receive relocation reimbursements, you must agree to repay HNC Software, Inc. ("HNC") the total amount received for your relocation expenses and realty fees should you voluntarily terminate your employment within a one-year period from your start date with HNC. This amount must be returned in full to HNC within 30 days of your termination date. Relocation expenses will be accepted for payment for one year from your date of hire.

In addition, in order for the relocation assistance to be considered non-taxable, you will be required to provide HNC's payroll department with receipts totaling the amount of relocation. These relocation receipts could include costs associated with:

- Moving you household goods and personal effects to San Diego, CA including packaging, crating, and transporting.

-    Traveling (including lodging) to your new home (excluding meals).

- Storage and insuring household goods and personal effects within any period of 30 consecutive days after the day your things are moved from your former home and before they are delivered to your new home.

We recommend that you retain receipts for all your relocation expenses as they may be deductible items when filing your personal tax return. We recommend you speak with your tax advisor for details.

If you accept the terms of the relocation package, please sign below and return with your signed offer.


I accept the terms of this relocation package as defined above:


By:   /s/ CHARLES NICHOLLS
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      Employee's Name

Date: 2/13/02
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